Exhibit 99.2

MeridianLink Appoints Mark Sachleben to Its Board of Directors

Costa Mesa, Calif., March 1, 2023 – MeridianLink, Inc. (NYSE: MLNK), a leading provider of modern software platforms for financial institutions and consumer reporting agencies, today announced the appointment of Mark Sachleben to its board of directors.

Mr. Sachleben brings more than 30 years of technology and finance leadership experience for both public and private companies. He currently serves as advisor to the chief financial officer at New Relic, Inc., a SaaS company that delivers an all-in-one observability platform for engineers. Before that, he served as chief financial officer and corporate secretary for the company.

In his more than 14 years at New Relic, he drove financial strategy and reporting and oversaw legal, security, and information technology. Mr. Sachleben previously served as vice president of finance at Wily Technology, Inc., an application management software company. Throughout his career, he has focused on scaling organizations from pre-revenue through IPO and beyond, helping them achieve more than $750M in annual revenue.

“With his decades of financial and public company leadership, we are pleased to welcome Mark to the board,” said Paul Zuber, MeridianLink’s chair of the board. “His experience guiding innovative technology companies through impressive growth milestones, combined with his financial expertise, make him a perfect addition to our team as we continue our organizational transformation.”

Mr. Sachleben is currently a director of Acuity Brands, Inc. and serves on the Compensation and Management Development and Governance Committees. He holds an A.B. in Engineering Science and a B.S. in Fluid and Mechanical Engineering from Dartmouth College and an M.B.A. from Stanford University.

ABOUT MERIDIANLINK
MeridianLink® (NYSE: MLNK) powers digital lending and account opening for financial institutions and provides data verification solutions for consumer reporting agencies. MeridianLink’s scalable, cloud-based platforms help customers build deeper relationships with consumers through data-driven, personalized experiences across the entire lending life cycle.

MeridianLink enables customers to accelerate revenue growth, reduce risk, and exceed consumer expectations through seamless digital experiences. Its partner marketplace supports hundreds of integrations for tailored innovation. For more than 20 years, MeridianLink has prioritized the democratization of lending for consumers, businesses, and communities.

Learn more at www.meridianlink.com.

PRESS CONTACT:
Becky Frost
(714) 784-5839
becky.frost@meridianlink.com

INVESTOR RELATIONS CONTACT:
Erik Schneider
(714) 332-6357
InvestorRelations@meridianlink.com